Press Release

Contact:                 United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Third Quarter Results

Lawrenceburg, Indiana – April 30, 2010 – United Community Bancorp (the “Company”) (Nasdaq:  UCBA), the holding company for United Community Bank (the “Bank”), today reported net income of $350,000, or $0.05 per diluted share, for the quarter ended March 31, 2010, compared to net income of $349,000, or $0.05 per diluted share, for the quarter ended March 31, 2009.  Net income for the nine months ended March 31, 2010 was $1.0 million, or $0.14 per diluted share, compared to net income of $998,000, or $0.13 per diluted share, for the nine months ended March 31, 2009.

Summarized Statement of Operations
(Unaudited, dollars in thousands, except per share data)

	For the nine months ended
	3/31/2010	3/31/2009
Interest Income	$14,248	$15,223
Interest Expense	4,835	6,173
Net Interest Income	9,413	9,050

Provision for Loan Losses	1,397	1,395
Net Interest Income after Provision for Loan Losses	8,016	7,655

Total Non-Interest Income	2,377	1,933
Total Non-Interest Expenses	8,852	7,970
Income before Tax Provision	1,541	1,618

Income Tax Provision	493	620

Net Income	$1,048	$ 998

Basic and diluted earnings per share	$0.14	$0.13
Weighted average shares outstanding	7,611,664	7,579,475

United Community Bancorp

Summarized Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
(In thousands, as of)	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009

ASSETS
Cash and cash equivalents	$36,740	$18,616	$24,341	$27,004	$42,029
Investment securities	110,387	84,672	82,439	76,657	58,325
Loans receivable, net	270,621	270,512	272,652	272,270	278,184
Other Assets	22,898	24,575	23,710	25,648	23,076
Total Assets	$440,646	$398,375	$403,142	$401,579	$401,614

LIABILITIES
Municipal Deposits	$131,040	$103,498	$114,954	$124,282	$134,126
Other Deposits	247,694	233,419	225,912	215,334	204,959
FHLB Advances	3,083	3,333	3,583	3,833	4,083
Other Liabilities	3,063	2,789	3,100	3,051	2,844
Total Liabilities	384,880	343,039	347,549	346,500	346,012
Total Stockholders' Equity	55,766	55,336	55,593	55,079	55,602
Total Liabilities & Stockholders' Equity	$440,646	$398,375	$403,142	$401,579	$401,614

Summarized Statements of Operations
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,716	$4,711	$4,821	$4,689	$5,049
Interest Expense	1,542	1,588	1,705	1,733	1,774
Net Interest Income	3,174	3,123	3,116	2,956	3,275
Provision for Loan Losses	451	324	622	1,052	664
Net Interest Income after Provision
for Loan Losses	2,723	2,799	2,494	1,904	2,611
Total Non-Interest Income	749	942	686	854	735
Total Non-Interest Expenses	2,908	3,069	2,875	3,480	2,738
Income before Tax Provision (Benefit)	564	672	305	(722)	608
Income Tax Provision (Benefit)	214	196	83	(443)	259
Net Income (Loss)	$350	$476	$222	$(279)	$349
Basic and diluted earnings (loss) per share (1)	0.05	0.06	0.03	(0.04)	0.05

(1) - For all periods shown, United Community MHC has held 4,655,200 shares of outstanding common stock. Since its inception, the MHC has waived receipt of quarterly dividends on common stock.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Performance Ratios:
Return on average assets (1)	0.33%	0.47%	0.22%	(0.28)%	0.35%
Return on average equity (1)	2.52%	3.44%	1.61%	(2.02)%	2.51%
Interest rate spread (2)	3.00%	3.09%	3.11%	2.93%	3.30%
Net interest margin (3)	3.15%	3.26%	3.30%	3.12%	3.50%
Noninterest expense to average assets (1)	2.73%	3.03%	2.86%	3.46%	2.76%
Efficiency ratio (4)	74.13%	75.50%	75.62%	91.34%	68.28%
Average interest-earning assets to
average interest-bearing liabilities	109.56%	110.17%	110.26%	110.28%	110.51%
Average equity to average assets	13.04%	13.68%	13.75%	13.75%	14.00%

Capital Ratios:
Tangible capital	11.30%	12.43%	12.16%	12.08%	12.69%
Core capital	11.30%	12.43%	12.16%	12.08%	12.69%
Total risk-based capital	17.61%	18.10%	19.36%	18.40%	20.07%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	3.44%	1.48%	1.45%	2.19%	2.56%
Allowance for loan losses as a percent
of total loans	1.73%	1.58%	1.47%	1.55%	1.53%
Allowance for loan losses as a percent
of nonperforming loans	50.11%	106.63%	101.22%	70.51%	59.65%
Net charge-offs to average outstanding
loans during the period (1)	0.03%	0.06%	1.22%	1.59%	0.07%

(1) Quarterly income and expense amounts used in ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents other expense divided by the sum of net interest income and other income.

For the three months ended March 31, 2010:

Net income increased $1,000 in the quarter ended March 31, 2010, compared to the prior year quarter.  This increase is primarily due to a $213,000, or 32.1%, decrease in the provision for loan loss and a $45,000, or 17.4%, decrease in provision for income taxes, partially offset by a $170,000, or 6.2%, increase in noninterest expense and a $101,000, or 3.1%, decrease in net interest income.  The decrease in the provision for loan loss is due to the decrease in loan balances for which specific reserves are not required.  This decrease is primarily the result of the sale of residential mortgage loans to Freddie Mac.  The decrease in the provision for income taxes is the result of the Bank increasing its investment in municipal bonds in the current year, resulting in lower taxable income.  The increase in noninterest expenses is primarily the result of an increase in premiums paid on FDIC insurance and expenses related to the acquisition of three branches from Integra Bank (acquisition expected to close fourth quarter, 2010), partially offset by a decrease in expenses related to other real estate owned (“REO”).  The decrease in REO expenses is the result of the Bank holding fewer properties in REO during the quarter ended March 31, 2010, when compared to the prior year quarter.  The decrease in net interest income is the result of a $39.0 million increase in assets, primarily the purchase of investment securities instead of funding higher-yielding loans, offset by lower costing deposits in the quarter ended March 31, 2010, compared to the prior year quarter.

For the nine months ended March 31, 2010:

Net income increased $50,000, or 5.0%, in the nine months ended March 31, 2010, compared to the same period in the prior year.  The increase is attributable to a $363,000, or 4.0%, increase in net interest income, a $444,000, or 23.0%, increase in noninterest income, and a $127,000, or 20.5%, decrease in the provision for income taxes, partially offset by a $882,000, or 11.1%, increase in noninterest expenses.  The increase in net interest income is the result of growth of the balance sheet as interest-earning assets increased $39.2 million and interest-bearing liabilities increased $38.6 million from March 31, 2009 to March 31, 2010.  The increase in noninterest income is attributable to gains on sales of investments and an increase in service charges on deposit accounts.  The increase in service charges is attributable to the increase in retail customers from March 31, 2009 to March 31, 2010.  The decrease in provision for income taxes is attributable to the previously mentioned increased investment in municipal bonds.  The increase in noninterest expenses is attributable to the previously mentioned increased premiums on FDIC insurance and acquisition expenses, as well as an increase in the provision for loss on the sale of REO.

Nonperforming loans increased to $9.3 million at March 31, 2010, from $6.0 million at June 30, 2009.  The increase is primarily attributable to an increase in nonaccrual residential real estate loans of $2.2 million, an increase in nonaccrual consumer and other loans of $164,000, and an increase in nonaccrual nonresidential real estate and land loans  of $954,000.  The increase in nonaccrual loans is the result of the current economic recession and its impact on our customers, and the decline in commercial real estate values, partially offset by one $1.6 million commercial real estate loan being charged-off and the property being sold and financed with a new borrower for $825,000.  This new loan is classified as a troubled debt restructuring and is currently on nonaccrual status until a history of payment performance can be established.  Other nonperforming assets (comprised exclusively of REO at March 31, 2010) decreased to $297,000 at March 31, 2010 from $1.9 million at June 30, 2009.  The REO at March 31, 2010 consists of one residential property and two parcels of vacant land.  The decrease in REO properties is the result of the sale of seven properties during the year for $2.7 million, while taking back six properties during the year totaling $943,000.  The Bank is actively working to sell these properties, and continues to maintain the properties and monitor their values based upon current market conditions.  Where necessary, management will reserve for losses on the sale of certain properties.  At March 31, 2010, there was $62,000 in reserves for losses on the sale of REO.

Total assets were $440.6 million at March 31, 2010, compared to $401.6 million at June 30, 2009.  The increase is primarily due to a $9.7 million increase in cash and equivalents and a $33.7 million increase in investments.  The increases in cash and investments were funded by a $6.7 million increase in municipal deposits and a $32.4 million increase in other retail deposits over that same period.  Total stockholders’ equity was $55.8 million at March 31, 2010, compared to $55.1 million at June 30, 2009.  The increase in stockholders’ equity is due to net income of $1.0 million, partially offset by $840,000 in dividends paid to shareholders and $343,000 in the continued amortization of stock compensation plans.

On April 26, 2010, the Company announced that it had received regulatory approval from the Office of Thrift Supervision to acquire three Indiana branches of Integra Bank.  The branch acquisition is expected to close on June 4, 2010.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates six offices in Dearborn County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of the Company’s loan or investment portfolios, and the Company’s ability to successfully integrate the assets, liabilities, customers, systems, and personnel of the three branches of Integra Bank it is acquiring into its operations and the Company’s ability recognize revenue synergies and cost savings within expected time frames.  Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC’s website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.